EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2026 SECOND QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (July 27, 2026) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond, today reported net income of $2.2 million, or diluted earnings per share of $0.22, for the second quarter of 2026. This compares to net income of $2.8 million, or $0.28 diluted earnings per share, for the first quarter of 2026, and net income of $2.6 million, or diluted earnings per share of $0.26, for the second quarter of 2025.
The decrease in net income and diluted earnings per share from the first quarter of 2026 was primarily due to higher noninterest expense, reflecting $1.9 million of non-recurring merger-related expenses associated with the Company’s acquisition of The Farmers Bancorp, Frankfort, Indiana (“Farmers Bancorp”), as well as a higher provision for credit losses. These items were partially offset by higher net interest income resulting from an expanded net interest margin and increased average loan balances, as well as higher noninterest income. Compared to the second quarter of 2025, net income decreased primarily as a result of merger-related expenses and a higher provision for credit losses, partially offset by higher net interest income driven by an expanded net interest margin and increased average interest-earning assets, together with higher noninterest income.
On July 1, 2026, the Company completed its previously announced merger with Farmers Bancorp pursuant to the Agreement and Plan of Merger dated November 11, 2025. Immediately thereafter, The Farmers Bank merged with and into First Bank Richmond. The combined company continues to operate as Richmond Mutual Bancorporation, Inc., while the combined bank is operating under the name First Bank Midwest. The combined company continues to trade on the Nasdaq Capital Market under the ticker symbol “RMBI.” The administrative headquarters of the holding company remains in Richmond, Indiana, while the combined bank is headquartered in Frankfort, Indiana.
The financial results presented in this earnings release reflect the Company’s operations through June 30, 2026, immediately prior to the completion of the merger. Accordingly, the operating results of Farmers Bancorp will first be included in the Company’s financial results for the quarter ending September 30, 2026.
CEO’s and President’s Message
Garry Kleer, Chairman and Chief Executive Officer, commented, “Our second quarter results reflected continued improvement in our core operating performance, highlighted by growth in net interest income and expansion of our net interest margin compared to both the prior quarter and the second quarter of last year. Loan growth remained solid, funding costs continued to improve, and our capital position remained strong. While earnings were impacted by a higher provision for credit losses and merger-related expenses during the quarter, we believe the Company entered this next phase from a position of financial strength.
“The successful completion of our merger with Farmers Bancorp marks an important milestone in our Company’s history. The combination creates a stronger community banking franchise with greater scale, an expanded market presence and enhanced opportunities to serve our customers and communities. I am pleased to welcome Christopher Cook as our President, along with our new colleagues from Farmers Bancorp, and I look forward to working together as we integrate our organizations and execute on the strategic opportunities this combination creates,” concluded Kleer.
Christopher Cook, President stated, “I am honored to join Richmond Mutual at such an exciting time. Our immediate priority is a successful integration that is seamless for our customers, employees and communities, while positioning the combined organization to realize the long-term benefits of this merger. I look forward to working alongside Garry and our entire team as we build on the strong foundation established by both organizations.”

Second Quarter Performance Highlights:

•Net interest income increased by $628,000, or 5.5%, to $12.1 million for the three months ended June 30, 2026, from to $11.4 million for the quarter ended March 31, 2026. Net interest income increased by $1.3 million, or 12.2%, from $10.8 million for the comparable quarter in 2025.
•Annualized net interest margin was 3.22% for the current quarter, compared to 3.10% in the prior quarter and 2.93% for the comparable quarter in 2025.

•A provision for credit losses of $823,000 was recorded for the quarter ended June 30, 2026, compared to $693,000 and $745,000 for the quarters ended March 31, 2026 and June 30, 2025, respectively.
•Noninterest income increased $282,000, or 21.7%, to $1.6 million for the three months ended June 30, 2026, compared to $1.3 million for the quarter ended March 31, 2026, and increased $500,000, or 46.3%, from $1.1 million for the comparable quarter in 2025.
•Noninterest expense increased $1.5 million, or 16.8%, to $10.2 million for the three months ended June 30, 2026, compared to $8.7 million for the quarter ended March 31, 2026, and increased $2.1 million, or 25.4%, from $8.1 million for the comparable quarter in 2025. The increase in noninterest expense was primarily attributable to $1.9 million of nonrecurring merger-related expenses recorded during the second quarter of 2026, consisting primarily of professional fees and other transaction-related costs.
•Assets totaled $1.6 billion at June 30, 2026, compared to $1.5 billion at March 31, 2026 and December 31, 2025.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at June 30, 2026, March 31, 2026, and December 31, 2025.
•Nonperforming loans and leases totaled $21.8 million, or 1.78% of total loans and leases, at June 30, 2026, compared to $17.6 million, or 1.48%, at March 31, 2026, and $17.4 million, or 1.46%, at December 31, 2025.
•The allowance for credit losses totaled $17.0 million, or 1.39% of total loans and leases outstanding, at June 30, 2026, compared to $16.7 million, or 1.41%, at March 31, 2026, and $16.5 million, or 1.38%, at December 31, 2025.
•Deposits totaled $1.1 billion at June 30, 2026, March 31, 2026, and December 31, 2025. At June 30, 2026, noninterest-bearing deposits totaled $100.1 million, or 8.7% of total deposits, compared to $99.4 million, or 9.0%, at March 31, 2026, and $100.1 million, or 9.0%, at December 31, 2025.
•Stockholders’ equity totaled $148.3 million at June 30, 2026, compared to $144.9 million at March 31, 2026, and $145.8 million at December 31, 2025. The Company’s equity to assets ratio was 9.55% at June 30, 2026.
•Book value per share and tangible book value per share were each $14.11 at June 30, 2026, compared to $13.80 at March 31, 2026 and $13.88 per share at December 31, 2025.
•The Bank’s Tier 1 capital to total assets was 10.90% at June 30, 2026, well in excess of regulatory requirements, reflecting the Company’s strong capital position.
Income Statement Summary
Net interest income before the provision for credit losses increased $628,000, or 5.5%, to $12.1 million in the second quarter of 2026, compared to $11.4 million in the first quarter of 2026, and increased $1.3 million, or 12.2%, from $10.8 million in the second quarter of 2025. The increase from the first quarter of 2026 was due to an increase in the average interest rate spread of 13 basis points, partially offset by a $3.0 million decrease in average net earning assets. Compared to the second quarter of 2025, the increase in net interest income was due to a 32 basis point increase in the average interest rate spread and a $9.4 million increase in average net earning assets.
Interest income increased $736,000, or 3.5%, to $21.9 million during the quarter ended June 30, 2026, compared to $21.2 million during the quarter ended March 31, 2026, and increased $552,000, or 2.6%, compared to $21.3 million during the quarter ended June 30, 2025, primarily due to higher interest income on loans and leases resulting from loan growth and higher yields.

Interest income on loans and leases increased $679,000, or 3.6%, to $19.8 million for the quarter ended June 30, 2026, compared to $19.1 million in the first quarter of 2026, due to a nine basis point increase in the average yield earned on loans and leases to 6.55%, and a $24.7 million increase in the average balance of loans and leases. Compared to the second quarter of 2025, interest income on loans and leases increased $607,000, or 3.2%, due to a $29.8 million increase in the average balance of loans and leases and a four basis point increase in the average yield earned, reflecting new loans originated at higher rates and variable-rate loans repricing.

Interest income on investment securities, excluding FHLB stock, decreased $2,000, or 0.1%, to $1.6 million during the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and decreased $31,000, or 1.9%, from the comparable quarter in 2025. The decrease compared to the first quarter of 2026 was due to a $6.1 million decrease in the average balance of investment securities, partially offset by a six basis point increase in the average yield earned. The decrease compared to the second quarter of 2025 was primarily due to a $1.1 million decrease in the average balance of investment securities, and a four basis point decrease in the average yield earned on investment securities. Dividends on FHLB stock increased $10,000, or 3.4%, to $301,000 during the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026, due to a 29 basis point increase in the average yield on FHLB stock, and decreased $8,000, or 2.6%, compared to the quarter ended June 30, 2025, due to a 23 basis point decrease in the average yield on FHLB stock.

Interest income on cash and cash equivalents increased $50,000, or 28.1%, to $228,000 during the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and decreased $15,000, or 6.2%, compared to the quarter ended June 30, 2025. The increase from the first quarter of 2026 was primarily due to a $4.4 million increase in the average balance of cash and cash equivalents and a 20 basis point increase in the average yield. Compared to the second quarter of 2025, the decrease in interest income was due to a 40 basis point decrease in the average yield, partially offset by a $1.1 million increase in the average balance of cash and cash equivalents.

Interest expense increased $109,000, or 1.1%, to $9.8 million for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and decreased $762,000, or 7.2%, compared to the quarter ended June 30, 2025.

Interest expense on deposits decreased $85,000, or 1.2%, to $7.2 million for the quarter ended June 30, 2026, compared to the previous quarter and decreased $599,000, or 7.7%, from the comparable quarter in 2025. The decrease from the previous quarter was primarily due to a seven basis point decrease in the average rate paid on interest-bearing deposits. The decrease from the comparable quarter in 2025 was due to a 32 basis point decrease in the average rate paid on interest-bearing deposits, partially offset by a $28.8 million increase in the average balance of interest-bearing deposits. The average rate paid on interest-bearing deposits was 2.82%, 2.89%, and 3.14% for the quarters ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively.

Interest expense on FHLB borrowings increased $194,000, or 8.0%, to $2.6 million for the second quarter of 2026 compared to the previous quarter, and decreased $163,000, or 5.9%, from the comparable quarter in 2025. The increase from the previous quarter was primarily due to an 11 basis point increase in the average rate paid on FHLB borrowings and a $12.5 million increase in the average balance. The decrease from the comparable quarter in 2025 was primarily due to an $8.5 million decrease in the average balance and a 12 basis point decrease in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $253.6 million during the quarter ended June 30, 2026, compared to $241.1 million and $262.1 million for the quarters ended March 31, 2026, and June 30, 2025, respectively. The average rate paid on FHLB borrowings was 4.12% for the quarter ended June 30, 2026, compared to 4.01% for the quarter ended March 31, 2026, and 4.24% for the second quarter of 2025.

Annualized net interest margin was 3.22% for the second quarter of 2026, compared to 3.10% for the first quarter of 2026 and 2.93% for the second quarter of 2025. The increase in net interest margin from the first quarter of 2026 primarily reflected a higher average balance of interest-earning assets, continued improvement in funding costs, and a favorable change in the interest rate spread. The improvement compared to the second quarter of 2025 was driven by a higher average yield on loans and leases, and lower funding costs. The Federal Open Market Committee maintained the target federal funds rate range at 3.50% to 3.75% through the second quarter of 2026 following rate reductions implemented in late 2025.

A provision for credit losses of $823,000 was recorded in the second quarter of 2026, compared to $693,000 in the first quarter of 2026 and $745,000 in the second quarter of 2025. Net charge-offs for the second quarter of 2026 were $557,000, compared to $347,000 in the first quarter of 2026 and $626,000 in the second quarter of 2025.

Noninterest income increased $282,000, or 21.8%, to $1.6 million for the quarter ended June 30, 2026, compared to the quarter ended March 31, 2026, and increased $500,000, or 46.3%, from the comparable quarter in 2025. The increase from the first quarter of 2026 primarily resulted from an increase in other income, primarily due to increased wealth management income. Compared to the second quarter of 2025, the increase in noninterest income primarily resulted from net losses on sales of securities totaling $157,000 in the second quarter of 2025, while no securities were sold during the second quarter of 2026, and other income. Other income increased $243,000, or 62.0%, to $635,000 for the three months ended June 30, 2026, compared to the first quarter of 2026, and increased $281,000, or 79.5%, compared to the same period in 2025 as a result of increased estate fees included in wealth management income.

Total noninterest expense increased $1.5 million, or 16.8%, to $10.2 million for the three months ended June 30, 2026, compared to the first quarter of 2026, and increased $2.1 million, or 25.4%, compared to the same period in 2025. The increase in both comparisons was primarily attributable to $1.9 million of nonrecurring merger-related expenses recorded in the current quarter, consisting primarily of professional fees and other transaction-related costs. Salaries and employee benefits increased $163,000, or 3.6%, to $4.7 million for the quarter ended June 30, 2026, compared to the first quarter of 2026, and decreased $41,000, or 0.9%, compared to the quarter ended June 30, 2025, reflecting normal annual salary and benefit increases. Data processing fees decreased $91,000, or 7.6%, to $1.1 million for the quarter ended June 30, 2026, compared to the prior quarter, and increased $175,000, or 18.9%, compared to the same quarter of 2025, primarily due to new product implementations.

Income tax expense decreased $126,000 during the three months ended June 30, 2026, compared to the quarter ended March 31, 2026, and increased $54,000 compared to the quarter ended June 30, 2025. The effective tax rate for the second quarter of 2026 was 16.4%, compared to 16.8% in the first quarter of 2026 and 12.8% in the second quarter a year ago.
Balance Sheet Summary

Total assets increased $26.2 million, or 1.7%, to $1.6 billion at June 30, 2026, as compared to December 31, 2025. The increase was primarily the result of a $31.0 million, or 2.6%, increase in loans and leases, net of allowance for credit losses to $1.2 billion, partially offset by a $7.0 million, or 2.8%, decrease in investment securities to $247.6 million.

Investment securities decreased $7.0 million, or 2.8%, to $247.6 million at June 30, 2026, compared to $254.7 million at December 31, 2025. The decrease was primarily due to $7.4 million in maturities and principal repayments, partially offset by $955,000 in purchases of investment securities. The proceeds from maturities and principal repayments were redeployed to support loan growth. While these portfolio shifts contributed to a decline in average balances and interest income from investment securities, they supported overall growth in net interest income and an improved net interest margin for the quarter.

The increase in loans and leases was attributable to increases in commercial mortgage loans, commercial and industrial loans, construction and development loans, and home equity lines of credit of $4.8 million, $15.6 million, $14.5 million, and $2.3 million, respectively. These increases were partially offset by a $1.1 million decrease in multi-family loans, a $1.0 million decrease in residential mortgage loans, a $1.3 million decrease in consumer loans, and a $2.2 million decrease in direct financing leases.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases 90 days or more past due, totaled $21.8 million, or 1.78% of total loans and leases, at June 30, 2026, compared to $17.4 million, or 1.46%, at December 31, 2025. Nonaccrual loans and leases increased $6.9 million, or 52.2%, to $20.0 million at June 30, 2026, from $13.2 million at December 31, 2025, primarily due to a multi-family loan of $2.4 million, which was past due 90 days or more at December 31, 2025, and a multi-family loan of $3.5 million, which was current but placed on nonaccrual status as of June 30, 2026 due to a troubled loan modification.
The allowance for credit losses on loans and leases increased $508,000, or 3.1%, to $17.0 million, or 1.39% of total loans and leases, at June 30, 2026, from $16.5 million, or 1.38% of total loans and leases, at December 31, 2025. The allowance for credit losses provided coverage of 77.9% of nonperforming loans and leases at June 30, 2026, compared to 94.6% at December 31, 2025, primarily due to the increase in nonperforming loans during the period. Net charge-offs during the first half of 2026 were $904,000, or an annualized 0.18% of average loans and leases, compared to $1.0 million during the comparable period of 2025, as realized credit losses remained low.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of June 30, 2026, the Company’s credit risk assessment incorporated ongoing economic conditions, including inflationary pressures, capital market volatility, and geopolitical risks. Management continues to conduct portfolio stress testing and monitor credit metrics and believes the allowance for credit losses is appropriate based on the current composition of the loan and lease portfolio, the level of individually evaluated reserves, and the continued low level of net charge-offs.
Total deposits increased $31.8 million, or 2.8%, to $1.1 billion at June 30, 2026, compared to December 31, 2025. The increase in deposits from December 31, 2025 was primarily due to increases in brokered time deposits of $28.3 million and savings and money market accounts of $11.0 million, partially offset by a decrease in retail (non-brokered) time deposits of $17.8 million. Brokered time deposits totaled $264.3 million, or 23.0% of total deposits, at June 30, 2026, compared to $235.9 million, or 21.2% of total deposits at December 31, 2025. Noninterest-bearing demand deposits totaled $100.1 million at both June 30, 2026 and December 31, 2025, and were 8.7% and 9.0% of total deposits at June 30, 2026 and December 31, 2025, respectively.

Borrowings decreased $8.0 million, or 3.2%, to $244.0 million at June 30, 2026, compared to $252.0 million at December 31, 2025, reflecting decreases in other borrowings, partially offset by a $4.0 million increase in FHLB advances.

Stockholders’ equity totaled $148.3 million at June 30, 2026, an increase of $2.5 million, or 1.7%, from December 31, 2025. The increase in stockholders’ equity was primarily attributable to net income of $5.0 million, partially offset by $2.9 million in dividends paid to Company stockholders.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Midwest, a community-oriented financial institution offering traditional financial and trust services within its local communities through its branch locations in Cambridge City, Centerville, Fishers, Frankfort, Kirklin, Lebanon, Michigantown, Mulberry, Noblesville, Richmond, Rossville, Shelbyville, Sheridan, Tipton, and Westfield, Indiana, and its locations in Columbus, Sidney, Piqua, and Troy, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company’s plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends,” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in the Company’s local market areas or other markets where the Company has lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could adversely affect the Company’s revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.

In addition, statements about the potential effects of the Company’s completed merger with Farmers Bancorp on the Company’s business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond the Company’s control, including the following: the potential that anticipated cost savings, synergies, or revenue enhancements from the merger may not be realized or may take longer to achieve than expected; the ability to successfully integrate the operations, systems, personnel, and technologies of the combined company; disruption to customer, employee, or vendor relationships, including key community relationships; diversion of management’s attention from ongoing operations and strategic initiatives as a result of integration activities; lower-than-expected revenues or profitability following the merger; and higher-than expected transaction or integration costs; as well as other factors detailed in the Company’s filings with the SEC.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and expressly disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
(In thousands, except for per share amounts)

Interest income	$21,899	$21,162	$21,346	$43,061	$42,214
Interest expense	9,825	9,716	10,587	19,541	21,196
Net interest income	12,074	11,446	10,759	23,520	21,018

Provision for credit losses	823	693	745	1,516	1,476
Net interest income after provision for credit losses	11,251	10,753	10,014	22,004	19,542
Noninterest income	1,580	1,298	1,080	2,878	2,242
Noninterest expense	10,168	8,704	8,110	18,871	16,483
Income before income tax expense	2,663	3,347	2,984	6,011	5,301
Income tax provision	436	562	382	999	731

Net income	$2,227	$2,785	$2,602	$5,012	$4,570

Shares outstanding	10,505	10,501	10,389	10,505	10,389
Average shares outstanding:
Basic	9,693	9,678	9,558	9,686	9,699
Diluted	9,913	9,860	9,845	9,887	9,964
Earnings per share:
Basic	$0.23	$0.29	$0.27	$0.52	$0.47
Diluted	$0.22	$0.28	$0.26	$0.51	$0.46

SELECTED FINANCIAL CONDITION DATA:	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
(In thousands, except for per share amounts)

Total assets	$1,552,029	$1,519,216	$1,525,790	$1,525,565	$1,507,759
Cash and cash equivalents	34,721	34,798	33,130	34,265	27,211
Interest-bearing time deposits	2,850	2,820	2,070	—	300
Investment securities	247,625	247,872	254,663	253,221	252,280
Loans and leases, net of allowance for credit losses	1,207,852	1,174,122	1,176,813	1,178,232	1,167,850
Loans held for sale	—	835	828	1,441	136
Premises and equipment, net	13,563	13,497	13,397	13,427	13,189
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	31,511	31,365	30,982	31,072	32,886
Deposits	1,146,643	1,106,365	1,114,893	1,118,258	1,096,389
Borrowings	244,000	256,000	252,000	254,000	267,000
Total stockholder’s equity	148,273	144,910	145,781	140,035	132,322

Book value (GAAP)	$148,273	$144,910	$145,781	$140,035	$132,322
Tangible book value (non-GAAP)	148,273	144,910	145,781	140,035	132,322
Book value per share (GAAP)	14.11	13.80	13.88	13.43	12.74
Tangible book value per share (non-GAAP)	14.11	13.80	13.88	13.43	12.74

The following table summarizes information relating to the Company’s loan and lease portfolio at the dates indicated:

(In thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Commercial mortgage	$419,123	$414,875	$414,316	$420,680	$393,632
Commercial and industrial	158,075	145,214	142,508	138,333	140,700
Construction and development	86,201	74,315	71,705	67,446	102,367
Multi-family	207,760	208,034	208,894	216,982	191,750
Residential mortgage	170,149	166,260	171,063	166,594	168,956
Home equity	22,398	21,398	20,147	18,816	19,449
Direct financing leases	143,602	142,979	145,806	146,413	147,193
Consumer	17,951	18,179	19,280	19,914	20,596

Total loans and leases	$1,225,259	$1,191,254	$1,193,719	$1,195,178	$1,184,643

The following table summarizes information relating to the Company’s deposits at the dates indicated:

(In thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Noninterest-bearing demand	$100,071	$99,400	$100,091	$110,815	$106,216
Interest-bearing demand	154,055	152,469	143,863	145,705	147,318
Savings and money market	330,361	316,255	319,337	307,667	303,241
Non-brokered time deposits	297,881	301,725	315,655	305,821	300,143
Brokered time deposits	264,275	236,516	235,947	248,250	239,471

Total deposits	$1,146,643	$1,106,365	$1,114,893	$1,118,258	$1,096,389

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,207,815	$19,790	6.55%	$1,178,026	$19,183	6.51%
Securities	250,647	1,580	2.52%	251,717	1,611	2.56%
FHLB stock	13,907	301	8.66%	13,907	309	8.89%
Cash and cash equivalents and other	25,214	228	3.62%	24,156	243	4.02%
Total interest-earning assets	1,497,583	21,899	5.85%	1,467,806	21,346	5.82%
Non-earning assets	40,111			40,536
Total assets	1,537,694			1,508,342

Interest-bearing liabilities:
Savings and money market accounts	343,151	1,845	2.15%	316,419	1,833	2.32%
Interest-bearing checking accounts	147,925	401	1.08%	140,977	373	1.06%
Certificate accounts	533,159	4,967	3.73%	538,026	5,606	4.17%
Borrowings	253,637	2,612	4.12%	262,088	2,775	4.24%
Total interest-bearing liabilities	1,277,872	9,825	3.08%	1,257,510	10,587	3.37%
Noninterest-bearing demand deposits	100,108			107,351
Other liabilities	13,522			13,222
Stockholders’ equity	146,192			130,259
Total liabilities and stockholders’ equity	1,537,694			1,508,342

Net interest income		$12,074			$10,759
Net earning assets	$219,711			$210,296

Net interest rate spread(1)			2.77%			2.45%
Net interest margin(2)			3.22%			2.93%
Average interest-earning assets to average interest-bearing liabilities	117.19%			116.72%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,195,543	$38,901	6.51%	$1,179,329	$37,956	6.44%
Securities	253,649	3,162	2.49%	256,866	3,264	2.54%
FHLB stock	13,907	592	8.51%	13,907	620	8.92%
Cash and cash equivalents and other	23,064	406	3.52%	19,177	374	3.90%
Total interest-earning assets	1,486,163	43,061	5.79%	1,469,279	42,214	5.75%
Non-earning assets	39,243			40,278
Total assets	1,525,406			1,509,557

Interest-bearing liabilities:
Savings and money market accounts	331,888	3,505	2.11%	310,484	3,556	2.29%
Interest-bearing checking accounts	147,308	798	1.08%	137,737	697	1.01%
Certificate accounts	538,356	10,208	3.79%	544,192	11,403	4.19%
Borrowings	247,398	5,029	4.07%	268,343	5,540	4.13%
Total interest-bearing liabilities	1,264,950	19,540	3.09%	1,260,756	21,196	3.36%
Noninterest-bearing demand deposits	99,240			103,316
Other liabilities	13,916			13,477
Stockholders’ equity	147,300			132,008
Total liabilities and stockholders’ equity	1,525,406			1,509,557

Net interest income		$23,521			$21,018
Net earning assets	$221,213			$208,523

Net interest rate spread(1)			2.70%			2.39%
Net interest margin(2)			3.17%			2.86%
Average interest-earning assets to average interest-bearing liabilities	117.49%			116.54%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Performance ratios:
Return on average assets(1)	0.58%	0.74%	0.89%	0.95%	0.69%
Return on average equity(1)	6.09%	7.51%	9.55%	10.78%	7.99%
Yield on interest-earning assets	5.85%	5.74%	5.89%	5.93%	5.82%
Rate paid on interest-bearing liabilities	3.08%	3.10%	3.28%	3.35%	3.37%
Average interest rate spread	2.77%	2.64%	2.61%	2.58%	2.45%
Net interest margin(1)(2)	3.22%	3.10%	3.11%	3.07%	2.93%
Operating expense to average total assets(1)	2.64%	2.30%	2.24%	2.14%	2.15%
Efficiency ratio(3)	74.47%	68.29%	65.39%	64.18%	68.50%
Average interest-earning assets to average interest-bearing liabilities	117.19%	117.79%	117.86%	117.25%	116.72%
Asset quality ratios:
Non-performing assets to total assets(4)	1.41%	1.16%	1.14%	0.71%	0.54%
Non-performing loans and leases to total gross loans and leases(5)	1.78%	1.48%	1.46%	0.90%	0.68%
Allowance for credit losses to non-performing loans and leases(5)	77.91%	95.02%	94.64%	151.64%	201.14%
Allowance for credit losses to total loans and leases	1.39%	1.41%	1.38%	1.37%	1.37%
Net charge-offs to average outstanding loans and leases during the period(1)	0.18%	0.12%	0.12%	0.11%	0.21%
Capital ratios:
Equity to total assets at end of period	9.55%	9.54%	9.55%	9.18%	8.78%
Average equity to average assets	9.51%	9.81%	9.36%	8.84%	8.64%
Common equity tier 1 capital (to risk weighted assets)(6)	12.99%	13.37%	13.38%	13.11%	12.99%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.90%	11.10%	10.95%	10.85%	10.75%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.99%	13.37%	13.38%	13.11%	12.99%
Total risk-based capital (to risk weighted assets)(6)	14.24%	14.62%	14.64%	14.36%	14.24%
Other data:
Number of full-service offices	13	13	13	12	12
Full-time equivalent employees	174	173	180	179	176
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman and Chief Executive Officer
Christopher D. Cook, President
Bradley M. Glover, EVP/Chief Financial Officer
(765) 962-2581